                                                                     EXHIBIT 2.1

                             ACQUISITION AGREEMENT

     This ACQUISITION AGREEMENT made this day of June 16, 1997, by and between Interactive Medical Technologies Ltd., a Delaware corporation having its principal place of business 1717 Steward Street, Santa Monica, CA 90404 ("BUYER or IMT"), and Nutra Quest Incorporated, a Nevada corporation having its principal place of business 1717 Steward Street, Santa Monica, CA 90404, hereinafter collectively referred to as ("SELLER" or "NQI").

                                  WITNESSETH

     WHEREAS, IMT desires to acquire and NQI owns and desires to sell and transfer to, all of the issued and outstanding shares of common stock, .01 par value, of NUTRA QUEST in exchange for a cash payment of two hundred thousand dollars ($200,000), and WARRANTS to purchase shares of IMT common stock on terms and conditions set forth herein, and the parties hereto desire to adopt the Plan of Reorganization embodied in this Agreement;

     WHEREAS, the parties have executed an agreement dated August 2, 1996, entitled Revised Proposed Acquisition of Nutra Quest International Inc. and Nutra Quest Incorporated (the "Proposal") which Proposal is incorporated herein by reference and outlines, describes and defines the respective rights and obligations of the parties hereto;

     WHEREAS Nutra Quest failed to complete the Organization Phase (hereinafter referred to as "Organization Phase One") as defined in the Proposal, and IMT did continue to fund NQI operations through a second Organization Phase (Organization Phase 2) which began on January 15, 1997, and ended on April 15, 1997, and as of April 15, 1997 Nutra Quest has commenced the Start Up Phase as defined in the Proposal;

     WHEREAS, IMT has provided the Operational Expenses described above as well as a substantial additional sum of investment capital ("Additional Funding") in order to maintain expanded NQI general and administrative expense during the second portion of the Organization Phrase, and providing such continuing additional funding required that IMT to sell ten million (10 Million) additional shares (the "Additional Shares") of IMT common stock at prices ranging from twenty (20%) to forty percent (40%) below the then current market prices, certain of those transactions taking the form of convertible promissory notes requiring that the company pay the note holders eight percent (8%) annual interest until the notes are converted by the holders, or called by the company;

     WHEREAS, the parties presently intend to follow the Proposal, subject to mutually agreed upon changes as business and other conditions may warrant;

     WHEREAS, Lawrence E. Sturchio, Jr. ("LES") has been compensated throughout both Organization Phase One and Organization Phase Two, and will continue to be compensated in accordance with the Proposal;

     WHEREAS, for operational and accounting purposes, pending the Closing of the acquisition of NQI by IMT, NQI will be treated as a wholly owned subsidiary of IMT and any and all

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                             Revised June 6, 1997
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receipts generated by NQI in the operation of its business will be utilized as may be determined by IMT, subject to the terms set forth herein and subject to the understanding that IMT will use its best efforts to not utilize funds generated from the sale of NQI products in a manner which would hinder the growth, or expansion of NQI.

NOW, THEREFORE, IT IS MUTUALLY AGREED AS FOLLOWS:

1. DEFINITIONS

1.1 Organizational Phase - Shall consist of Organizational Phase One and Organizational Phase Two in combination covering the period August 2, 1996 to January 15, 1997.

1.2   Start Up Phase - April 15, 1997 to October 31, 1997.

1.3 Part One - A period of time consisting of the combined Organizational Phase One, Organizational Phase Two, and Start Up Phase.

1.4   Operational Phase (Part Two) - A period of time beginning on October
1997.

1.5 NQI gross sales - Gross wholesale receipts less returns or customer adjustments from any and all NQI network marketing products, and sales aids or material sold to NQI distributors or customers of NQI if sold through distributors.

1.6 NQI Products shall mean current products and future products including, but not limited to, the Personalized Nutrition Program, Kick Start, Melt Down, Melt Away, Cheaters Delight I & II, Ultra Tone, Aloe Up, Nutra Meal, Nutra Fuel, Essential Nutra Minerals, Nutra "C" & Nutra "C +" WI Co Enzyme 010, Nutra Enzyme, OPC (Oligomeric Proantho Cyanididin) Grape Seed Extract with Hawthorn Berry, Billberry, Ginkgo Siliba, Milk Thistle, Catalase, and Yacca, Nutra Shield, Renew, Competitive Edge, Nutra Cal, LIPOSPRAY products (CitriMax with Chromium, Melatonin/Kava, Ginkgo Biliba, Oxygen Combo, DHEA, CoEnzyme a-i 0, Cats Claw, Sharks Cartilage, etc., NutraCap I (Fruit) & NutraCap II (Vegetable) (Spray dried juice powder, from Carrots to Garlic & Apples to Tangerine Juice), Premier Anti-Oxidant, OxyMax, Nutrition In The Kitchen, The Synergy Stop Smoking Program & Stop Smoking II Program, related products and replacement product therefore. NQI Products includes New Products introduced or developed by an employee of NQI, and is not limited to nutritional uses.

1.7 Grand Opening - Mass hotel meeting to be held during the middle of October 1997. Introducing management, IMT management & R & D personal, new products, etc.

1.8   Company - Interactive Medical Technologies, Ltd.

1.9   Effective Date - August 2, 1996.

1.10  Closing Date -

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                             Revised June 6, 1997
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2. SHARE TRANSFER AND PAYMENTS

2.1 EXCHANGE OF SHARES - Subject to the terms and conditions hereof, NQI agrees to assign and transfer to (IMT on the Closing Date as hereinafter defined) and IMT agrees to acquire from NQI on the Closing Date, the shares of NQI common stock set forth following each of the names in Exhibit A, constituting all of the issued and outstanding shares of NQI common stock.

2.2 PURCHASE AND PERFORMANCE PAYMENTS - At the completion of the Start Up Phase, IMT shall irrevocably Transfer and deliver a total of 3,068,666-Warrants to purchase 3,068,666 shares of IMT common stock at the strike price of fifteen cents per share ($.15) to LES in accordance with the schedule set forth in subparagraph 2.3 below.

2.3 ANTI-DILUTION - The Warrant Agreement shall contain the same standard anti-dilution provisions that other IMT senior management Warrant Agreements contain. Anti-dilution shall be based on the number of shares outstanding as of the Effective Date of this Agreement.

2.4 PURCHASE PRICE - The Purchase Price is $200,000. LES acknowledges that as of April 22, 1997 he has received $87,000 of said $200,000 which represents the three twenty thousand dollar ($20,000) payments, two ten thousand dollar ($10,000) monthly payments, and one seven thousand dollar ($7,000) payment which are applied to the monthly payments.

     The $113,000 balance of the cash purchase price shall be paid $5,000 or more per month beginning on the Closing Date and shall continue until paid in full.

2.5 NQI LIABILITIES - NQI has liabilities of $90,000. IMT agrees to assume those liabilities, $60,000 of which have been paid by LES. As to that portion of the liabilities not paid by LES, IMT reserves the right to arrange for the payment of such other liabilities directly with creditors, subject to approval of LES, which shall not unreasonably be withheld. LES agrees to inform IMT of any intention to pay any amount of said liabilities 10 business days prior to such payment. LES agrees to provide IMT with a full listing of such liabilities at the closing. When NQI sales produce sufficient cash flow to pay NQI operating expenses IMT will commence payment, directly to LES, the $60,000 advanced by LES at the rate of $5,000 or more per month. Such monthly payments shall be made from NQI cash flow and shall continue until paid, provided NQI cash flow continues to provide sufficient monthly cash flow to pay NQI operating expenses. If the Company raises additional investment capital in excess of one million dollars ($1,000,000) IMT will immediately pay to LES the 50% of the balance due, or if the balance due is less than $30,000, the total balance due, and if the Company raises additional investment capital in excess of two million dollars ($2,000,000) IMT will immediately pay to LES the 50% of the balance due.

3.0     REPRESENTATIONS AND WARRANTIES OF NQI
NQI represents, warrants and agrees as follows:

3.1     DUE ORGANIZATION, POWER, QUALIFICATION, SUBSIDIARIES, ETC.

        3.11 NQI is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the corporate power to its property and to carry on its business as now conducted. The nature of the business now conducted by NQI, the character of the property owned by it, or any other state of facts does not require NQI to be qualified to do business as a foreign corporation in jurisdiction except California. No claim has been made by any governmental authority that the nature of the business conducted by NQI or the character of the property owned by it, or any statement of facts, does not require NQI to be qualified to do business as a foreign corporation in any jurisdiction.

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                             Revised June 6, 1997
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   3.12 NQI has no wholly owned subsidiaries or affiliates as that term is used in the regulations promulgated under the Securities Act of 1933 as amended, (the "Act").

3.2 CAPITALIZATION

   3.21 The total authorized capital stock of NQI consists of 25,000,000 shares of common stock, $.01 par value, of which one hundred percent (100%) of the shares will be duly issued, fully paid and non-assessable, upon execution of this Agreement, subject to paragraph 2.4 above. The aggregate of 25,000,000 shares owned by the NQI as set forth in Exhibit A, represents all of the issued and outstanding stock of NQI. All of these shares are duly and validly issued, fully paid and non-assessable.

  3.22 Except as set forth in Exhibit B, there are and on the Closing Date there will be no outstanding subscriptions, options, warrants, contracts, calls, puts, agreements, demands or other commitments or rights of any kind or nature to purchase or acquire any securities of NQI, nor are there outstanding securities of NQI which are convertible into or exchangeable for any shares of NQI common stock, and NQI has no obligation of any kind to issue any additional securities.

3.3 TITLE AND AUTHORITY

  Each of the persons named in Exhibit A herein is a holder of record and sole beneficial owner of the shares of NQI common stock shown opposite her name and now has and at the Closing will have and at all times prior to Closing hereunder has:

    a) Full legal title to all such shares free and clear of any liens, encumbrances, security interests, pledges, charges, claims, voting trusts, restrictions on transfer and of any rights or interests therein, direct or contingent, in favor of any other parties, and

    b) Full and unrestricted right, power and authority to sell, assign, transfer and deliver the same or cause the same to be transferred to IMT in accordance with this AGREEMENT.

3.4 FINANCIAL STATEMENT NO MATERIAL ADVERSE CHANGE

    3.41 NQI has furnished to IMT a list of assets, the value of which has been agreed to by the parties to be $200,000, said amount to be paid in accordance with paragraph 2.2 herein above. Attached hereto as Exhibit C, is a true, correct and complete copy thereof

    3.42 Since August 2, 1996, there has been no material adverse change in the business or financial condition or the operations of NQI, or to the best knowledge of NQI, any occurrence, circumstance or combination thereof which reasonably could be expected to result in such a material adverse

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change in the future,

  3.43 As of the date hereof, there are no material liabilities, absolute or contingent, of the NQI there were not shown or reserved against on the balance sheet included in the financial statement or described in the notes thereto.

3.5 NO MISSTATEMENTS

  Neither the list of assets nor any certificate furnished to by NQI contains or at Closing will contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, NQI has informed IMT of all such facts as would be relevant to ac prudent purchaser's determination in making an investment in or acquiring the business of NQI.

3.6 PROPERTY

  NQI conducts all phases of its business in substantial compliance with all leases, any restrictions of record and all zoning, fire, safety, building, pollution, environmental control, food, drug and health codes and other laws, ordinances and requirements of every governmental authority applicable to the ownership, operation or other use of such assets and properties, and

3.7 TAX MATTERS

  3.71 NQI has filed or caused to be filed with the appropriate federal, state, county, local and foreign governmental agencies or instrumentality's, all tax returns and tax reports required to be filed, and all taxed, assessments, fees and other governmental charges have been fully paid when due, except as may be reserved for in the August 2, 1996 statement attached hereto as Exhibit C.

  3.72 There is no pending or, to the best knowledge of NQI, threatened federal, state or local tax audit of NQI, there is no agreement with any federal, state or local taxing authority that may affect the subsequent tax liabilities of NQI; and

  3.73 Without limiting the foregoing, the financials include adequate provisions for all taxes, assessments, fees, penalties, and governmental charges which have been or may in the future be assessed against NQI with respect to the period then ended and all periods thereto.

3.8 NO CONFLICT OR DEFAULT

  Neither the execution or delivery of this Agreement, nor compliance with the terms and provisions hereof, including without limitation the consummation of the transactions contemplated hereby, will violate any statute, regulation or ordinance of any governmental authority, of conflict with or result in the breach of any term, condition or provision of the Certificate Of Incorporation or by-laws of NQI, or of any agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation or instrument to which NQI is a party or by which it or any of its respective assets or properties are or may be bound, or constitute a default thereunder, or result in the creation or

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                             Revised June 6, 1997
imposition of any lien, charge, encumbrance or restriction of any nature whatsoever with respect to the properties or assets of NQI, or give to others any interests or rights, including rights of termination, acceleration or cancellation in or with respect to any of the properties, assets, contracts or business of NQI.

3.9       PARTY TO AGREEMENTS

     NQI is not a party to any contract or other agreement not made in the ordinary course of business. NQI is not in default in any material respect under any contract or agreement to which it is a party or by which it or any of its assets are or may be bound.

3.10      LITIGATION

     There are no actions, suits, investigations, or proceedings pending of a material nature, or, to the knowledge of the NQI, except as set forth in Exhibit D threatened, against or affecting or which may affect NQI 1 the performance of the terms and conditions hereof, or the consummation of the transactions contemplated hereby in any court or by or before any governmental body or agency, including any claim, proceeding or litigation for the purpose of challenging, enjoining or preventing the execution, delivery or consummation of this Agreement; and none of the NQI knows of any state of facts which would give rise to any such action, suit, investigation or proceeding. NQI is not subject to any order, judgment, decree, stipulation or consent or any agreement with any governmental body or agency which affects or may affect its business or operations.

3.11      BROKERAGE

     NQI has been represented with respect to this transaction by a broker, finder or similar person and compensation to such party is due for such services.

4.0       IMT's REPRESENTATIONS AND WARRANTIES

     IMT represents and Warrants as follows.

4.1       DUE ORGANIZATION

     IMT is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the corporate power to own its properties and to carry on its business as now being conducted. The nature of the business now being conducted by IMT, the character of the properties owned by it, or any other state of facts, does not require IMT to be qualified to do business as a foreign corporation in any jurisdiction.

4.2       CAPITALIZATION

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                             Revised June 6, 1997

     The total authorized capital stock of IMT consists of 100,000,000 shares of common stock, $001 par value, of which an aggregate of 64,000,000 shares are duly issued and outstanding, fully paid and non-assessable. Except as set forth in Form 10K which the company files with the Securities and Exchange Commission annually, there are and on the Closing Date there will be no outstanding subscriptions, options, warrants, agreements or other commitments or rights of any type to purchase or acquire any securities of IMT which are convertible into or exchangeable for any shares of capital stock of IMT.

4.3       AUTHORITY

     The execution and delivery of this Agreement has been duly authorized by the Board of Directors of the IMT. On the Closing Date IMT will have full and unrestricted right, power and authority to pay the balance of $113,000.00 to LES hereunder, to pay the assumed liabilities and reimburse LES for said assumed liabilities paid by LES and to issue and deliver to LES Warrants to purchase 3,066,666 shares and such shares, when delivered, will be free and clear of any liens, encumbrances, security interests, pledges, charges, claims, voting trusts and eligible for registration in accordance with SEC Form S-8, provided LES is at time of such registration LES is employed by NQI, or operating in a capacity which qualifies LES for such registration as defined by the Securities and Exchange Commission.

4.4       FINANCIAL STATEMENTS - NO MATERIAL CHANGE

     IMT has furnished to NQI the audited year end financial statement and notes thereto of IMT as at December 31, 1994, 1995 and 1996. Attached hereto as Exhibit F are true and correct and complete copies thereof. In addition, NQI have received the Form 10Q for the quarters dated March, June and September, 1995 and March and June, 1996. IMT financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present the financial condition of IMT for those periods.

     4.41 Since December 31, 1996, there have been no material adverse changes in the business or financial condition or the operations of IMT, or to the best knowledge of IMT any occurrence, circumstance or combination thereof which reasonably could be expected to result in such a material adverse change in the future.

     4.42 As of the date hereof, IMT has incurred no liabilities That were not set forth or reserved against on the balance sheet included in the financial reports attached hereto as Exhibit F.

4.5       NO MISSTATEMENT

     Neither IMT's financials furnished to NQI hereunder nor any certificate furnished to NQI by IMT contain or at Closing will contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, and IMT has disclosed to NQI all such facts as would be relevant to a prudent purchaser's determination in making an investment in or acquiring the securities of NQI.

4.6       TAX MATTERS

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                             Revised June 6, 1997

     4.61 IMT has filed or caused to be filed with the appropriate federal, state, county, or local and governmental agencies or instrumentality's, all tax returns and tax reports required to be filed and all taxes, assessments, fees and other governmental charges have been fully paid; and

     4.62 There is no pending or, to the best knowledge of the IMT, threatened federal, state or local taxing authority action that may affect the subsequent tax liabilities of IMT.

4.7  NO CONFLICT OR DEFAULT

     Neither the execution and delivery of this agreement nor compliance with its terms and conditions thereof, including without limitation the consummation of the transactions contemplated hereby, will violate any statute, regulation or ordinance of any governmental authority, or conflict with or result in the breach of any term, condition or provision of the Certificate of Incorporation of IMT or of any agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation or instrument to which IMT is a party or by which it or any of its respective assets or properties are or may be bound, or constitute a default thereunder, or result in the creation or imposition of any lien, charge, or encumbrance, or restriction of any nature whatsoever with respect to the properties or assets of IMT, or give to others any interest or rights, including rights of termination, acceleration or cancellation in or with respect to any of the properties assets, contracts or business of IMT.

4.8  LITIGATION

     Except as described in exhibit G herein, there are no actions, suits, investigations, or proceedings pending, or to the knowledge of IMT, threatened against or affecting or which may affect IMT, the performance of the terms and conditions hereof, or the consummation of the transactions contemplated hereby in any court or by or before any governmental body or agency, including any claim, proceeding or litigation for the purpose of challenging, enjoining or preventing the execution and delivery or consummation of this Agreement; and IMT does not know of any state of facts which could give rise to any such action, suit investigation or proceeding. IMT is not subject to any order, judgment, decree, stipulation or consent or any agreement with any governmental body or agency which affects or may affect its business and operations.

4.9  RECORDS

     IMT's common stock is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, and IMT is current in all of its requisite filings with the Securities & Exchange Commission.

4.10 BROKERAGE

     IMT has no such agreement, IMT did not use a broker, or finder, and is not paying any such person in connection with this transaction.

5.0  COVENANTS OF NQI

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                             Revised June 6, 1997

  NQI agrees that prior to the Closing Date, unless MT specifically agrees in writing:

5.1  NO DIVIDENDS

  No dividend shall be declared or paid or other distribution (whether in cash, stock, property or any combination thereof) or payment declared or made in respect of NQI common stock, nor shall NQI purchase, acquire or redeem or split, combine or reclassify any shares of its capital stock

5.2  NO CHANCE IN SHARES

  No changes shall be made in the number of shares of authorized or issued NQI common stock, nor shall any option, warrant, call, right, commitment, or agreement of any character be granted or made by NQI relating to its authorized or issued common stock; nor shall NQI issue, grant or sell any securities or obligations convertible into or exchangeable for shares of NQI common stock.

5.3  NO ACTION

  NQI will not take, agree or knowingly permit to be taken any action or to do knowingly permit to be done anything in the conduct of its business or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Agreement, or which would cause any of the representations of NQI contained herein to be or become untrue in any material respect at the Closing Date,

6. COVENANTS OF IMT

  IMT agrees that prior to the Closing Date, unless NQI specifically agree in writing:

6.1 NO ACTION

  It will not take, agree to take, or knowingly permit to be taken, any action, or do, or knowingly permit to be done, anything in the conduct of its business, or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Agreement, or which would cause any of the representations of IMT contained herein to be or become untrue in any material respect at the Closing Date.

6.2 EMPLOYMENT AGREEMENT

  IMT will enter into a suitable employment or consulting contract with Mr. Lawrence E. Sturchio, Jr. in form and substance as set forth in Exhibit H

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                             Revised June 6, 1997
hereto, and such contract will include but not be limited to a term of seven and one half (7.5) years, with automatic renewal provisions for additional seven and one half (7.5) year periods if neither party acts to terminate in accordance with the terms herein, a monthly salary beginning at $8,500 and increasing thereafter based upon NQI's performance and royalties payable on the gross sales of certain present and future products of NQI and any renewal of such sales as more fully described in F, a package of benefits equal to those received by or made available to other executive of the IMT and other provisions including Warrants to purchase additional shares of IMT common stock.

6.3    MASTER DISTRIBUTORSHIP

     IMT grants LES a Master Distributor of NQI. Except for a IMT Master Distributorship which shall be placed in the top most position of the compensation plan above LES and all others, all other distributorships shall be down line to LES. Both the IMT and LES Master Distributorships have been grandfathered, as the two top positions, and are not contingent upon IMT acquisition of NQI, or LES employment by IMT, and both distributorships do not require performance or minimum sales to retain their positions.

7.     CONDITIONS TO IMT'S OBLIGATION

7.1    REPRESENTATIONS TRUE; COVENANTS PERFORMED

     The representations and Warranties of the IMT shall be true and correct, as of the Closing Date, with the same force and effect as though such representations and warranties had been made on the Closing Date, and all terms and conditions and covenants of this Agreement to be complied with and performed by IMT on or before the Closing Date shall have been complied with and performed.

7.2      NO MATERIAL ADVERSE CHANGE

     The business and properties of IMT shall not have been adversely affected in any material way as a result of any act of God, public authority, or any other event or condition which would interfere in any substantial manner with the operations of IMT. There shall have been no changes in the business or property of IMT since the date hereof, or in the financial condition of IMT since, August 2, 1996, which would have a material adverse affect on its business.

7.3      NO VIOLATION OF AGREEMENTS

     The consummation of this Agreement shall not violate any agreement or instrument to which IMT is a party or are subject.

7.4      NO LITIGATION THREATENED

     No inquiry shall have been received nor any investigation, action, or proceeding shall have been instituted or threatened by any governmental agency regarding the transaction contemplated hereby.

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                             Revised June 6, 1997

7.5      DELIVERY OF CERTIFICATE

     There shall be delivered to NQI a certificate of IMT's President, dated the Closing Date, to the effect that the obligations and conditions specified hereinabove have been complied with.

8.       CONDITIONS TO NQI'S OBLIGATION

8.1      REPRESENTATIONS TRUE; COVENANTS PERFORMED

     The representations and Warranties of NQI shall be true and correct, as of the Closing Date, with the same force and effect as though such representations and warranties had been made on the Closing Date, and all terms and conditions and covenants of this Agreement to be complied with and performed by NQI on or before the Closing Date shall have been complied with and performed.

8.2      NO MATERIAL ADVERSE CHANGE

     The business and properties of NQI shall not have been adversely affected in any material way as a result any labor disturbance, or act of God, public authority, or any other event or condition which would interfere in any substantial manner with the operations of NQI. There shall have been no changes in the business or property of NQI since the date hereof, or in the financial condition of NQI since, August 2, 1996, which would have a material adverse affect on its business.

8.3      NO VIOLATION OF AGREEMENTS

     The consummation of this Agreement shall not violate any agreement or instrument to which NQI are a party or are subject.

8.4      NO LITIGATION THREATENED

     No inquiry shall have been received nor any investigation, action, or proceeding shall have been instituted or threatened by any governmental agency regarding the transaction contemplated hereby.

8.5      DELIVERY OF CERTIFICATE

     There shall be delivered to IMT a certificate of NQI's President, dated the Closing Date, to the effect that the obligations and conditions specified hereinabove have been complied with.

9.       ELECTION

     At the Closing, IMT will appoint Mr. Lawrence E. Sturchio as the Chairman of the Board, President and Chief Executive Officer of NQI and, subject to meeting the performance criteria set forth in the Employment Agreement, propose his election as a director of IMT at the next meeting of its shareholders.

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                             Revised June 6, 1997

10. CLOSING

  The Closing shall take place as more fully described and defined in the Proposal or as may otherwise be mutually agreeable to the parties. At the Closing IMT and NQI shall exchange the certificates and documents described hereinabove. IMT will cause to be issued and delivered to the NQI, a certificate in the amount of common shares and/or a warrant representing the right to purchase an additional amount of its authorized but unissued common shares. NQI will deliver to IMT, all of the issued and outstanding shares of common stock, fully endorsed or with executed stock powers attached.

11. ENTIRE AGREEMENT

  This instrument together with the attached Exhibits and the formal Employment Agreement in accordance with Exhibit H contains the entire agreement among the parties with respect to the purchase and sale of the securities described herein and other transactions contemplated hereby

12. AMENDMENT

  This Agreement may be amended or modified only by a writing signed by the party or parties to be charged with such amendment or modification.

13. MATERIALITY & SURVIVAL

  All covenants, agreements, representations and warranties made herein and in any certificate delivered at the Closing, or pursuant thereto, shall be deemed to be material and to have been relied upon by the parties hereto, notwithstanding any investigation heretofore or hereafter made or omitted by any such other party or on its behalf and shall survive the Closing hereunder.

14. NOTICES

  All notices and other communications hereunder shall be in writing and shall be hand delivered or mailed, first class, postage prepaid, to any party at the address set forth in the first paragraph of this Agreement.

15. BINDING ON SUCCESSORS

  All of the terms and conditions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns and legal representatives

16. SEVERABILITY

  The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of the balance of this Agreement.

                                    Page 12
                             Revised June 6, 1997

17.  GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the laws of the State of California.

18.  ARBITRATION

     All disputes, controversies, or difference of opinions which may arise between the parties hereto, out of or in relation to or in connection with this Agreement, or the breach thereof, shall be finally settled by arbitration in accordance with the rules of the American Arbitration Association in Los Angeles, California, or a comparable arbitration association mutually agreed to by the parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

IMT
Attest:                                 INTERACTIVE MEDICAL TECHNOLOGIES LTD

                                        /s/ Steven Westlund
--------------------                    -----------------------------------
Secretary                                  By: Steven Westlund, CEO
(SEAL)

NQI
Attest:                                 NUTRA QUEST, INC.

                                        /s/ Lawrence Sturchio
--------------------                    -----------------------------------
Secretary                                  By: Lawrence Sturchio, President


                                    Page 13
                             Revised June 6, 1997

                                   EXHIBIT H
                                   ---------
                             EMPLOYMENT AGREEMENT
                             --------------------


IMT shall enter into a seven and one-half (7 1/2) year Employment Agreement, with options to renew thereafter for two (2) year intervals, with LES as President, Chairman of the Board and Chief Executive Officer of NQI, LES having all the power and authority commensurate with said titles, subject to the approval of the Management Board, as defined below, including, but not limited to:

     1) The right to hire personnel, utilize services of personnel within IMT or to obtain such services from outside providers if such outside providers can deliver superior quality services or deliver such services in a more timely manner;

     2) operational control of all NQI business activities, including but not limited to development, marketing and sales of all products sold or to be sold by NQI;

     3) signing authority on all contracts to expend funds in the normal course of business which includes but is not limited to formulation, manufacture, warehousing, wholesale distribution, sales and marketing of current and scheduled products, normal business operating expenses, and inventory replenishment. Once operating income exceeds operating expenses, the signing authority of LES for other business purposes shall be commensurate with the ability of NQI, under standard accounting principles, to meet its financial obligations as they become due; and

     4) the location of all offices and facilities of NQI.

The responsibilities of LES shall include, but not be limited to:

     1) the preparation of quarterly and annual operating plans and budgets which will be submitted to the Management Committee, as herein defined, at least 15 days prior to the end of each quarter for review, revision and approval;

     2) preparation of periodically revised operating plans and sales projections, said plans and projections to be used for planning purposes and not as binding objections for use in performance evaluations;

For the purpose of the review and approval of said quarterly operating plans and budgets and the general management of the business of NQI as set forth therein, LES shall report to, and be responsible to, a Management Committee, which shall also constitute the Board of Directors of NQI, composed of Lawrence Sturchio, Steven Westlund, and an individual jointly selected by Lawrence Sturchio and Steven Westlund, all of selected persons to have suitable relevant business crudentials. The Management Committee to meet at least once a month.

LES shall have two (2) votes, Peter Benz shall have one (1) vote and Steven Westlund shall have one (1) vote.

1.   SALARY
     ------

     1.1 If any performance criteria is reached in less than the designated period, the next salary level shall commence the following month. The following NQI Gross Sales amounts and the dates by which these Gross Sales are to be achieved for the purpose of the Employment Agreement shall be referred to as the Performance Criteria. Upon the successful completion of the Performance Criteria for the 3 years, or sooner, as outlined below, the terms of the Employment Agreement shall be in full effect. With options to renew, which will not be unreasonably withheld.

          Employment Agreement Performance Criteria     Gross Sales
          -----------------------------------------     -----------
          a) Start Up Phase                             $   200,000

          b) First 12 Months or less,
             commencing with the Grand Opening          $ 2 Million

          c) Second 12 Months or less after
             the Grand Opening                          $ 4 Million

          d) Third 12 Months or less after
             the Grand Opening                          $10 Million

     1.2 The following performances are established for the purposes of the Purchase Agreement. Upon the successful completion of the Performance Criteria for the first year, as outlined below, the terms of the Purchase Agreement shall be in full effect.

          Employment Agreement Performance Criteria     Gross Sales
          -----------------------------------------     -----------
          a) Start Up Phase                             $   200,000

          b) First 12 Months after the Grand Opening    $ 2 Million

     1.3  Salaries for subsequent periods are:

          1.31 $8,500 per month for the first 4 months following the Effective Date, and $8,500 for the 5th through 12th month provided that NQI achieves the Start Up Phase Performance Criteria.

          1.32 $10,000 for the second 12 months provided NQI achieved $2 million total Gross Sales the first 12 month, or sooner.

          1.33 $12,000 per month upon NQI achieving total Gross Sales of $4 Million in any consecutive 12 month period, or sooner.

          1.34 $16,000 per month upon NQI achieving total Gross Sales of $10 Million in any consecutive 12 month period, or sooner.

          1.35 $20,000 per month upon NQI achieving total Gross Sales of $20 Million in any consecutive 12 month period, or sooner.

          1.36 An additional $5,000 per month effective upon NQI achieving each $10 Million increase in total Gross Sales in any consecutive 12 month period, or sooner.

     Should Gross Sales decrease the salary will also decrease according to the above schedule.

2.   BENEFITS
     --------

     2.1 $500 per month automobile allowance beginning on the Effective Date and
         ----
     continuing until the end of the Start Up Phase, to be increased by 10% per year.

     2.2 Medical insurance with Blue Cross or equivalent insurance provider, as previously agreed, which shall as a minimum be equivalent to that provided to other executives within IMT if IMT coverage provides greater benefits.

     2.3 4 Weeks Vacation, to be taken in accordance with Company policy.

     2.4 Other benefits as normally provided to senior Company management.

3.   ROYALTIES
     ---------

     3.1 A one and one-half percent (1-1/2%) royalty on NQI Gross Sales, commencing with sales after January 1, 1998, of NQI Products created by or introduced by LES and/or associates, payable monthly with Distributor check runs. Products introduced by or through IMT and distributed by NQI are not subject to a royalty, unless said product(s) replaces an NQI Product. If an IMT product replaces an NQI product the royalty shall remain 1-1/2%.

     3.2 Royalty payments shall remain in effect for fifteen years, and if LES is still employed by NQI, for an additional ten years.

4.   OTHER TERMS AND CONDITIONS
     --------------------------

     4.1  LES will serve as NQI director.

     4.2 At the first anniversary of this Agreement, LES will be nominated for the Board and current Board members will not withhold their vote for LES to become a Director.

5.   WARRANTS
     --------

     IMT agrees to issue LES Warrants to purchase additional IMT common stock at prices and vesting dates as follows:

     5.1 500,000 shares, @ $0.15 per share, upon NQI reaching $50,000 gross sales;

     5.2 400,000 shares, @ $0.15 per share, upon NQI reaching $250,000 in gross sales;

     5.3 500,000 shares, @ $0.15 per share, upon NQI reaching $500,000 or more Gross Sales in a first month and reaching at least $450,000 gross monthly sales in the month thereafter, or $950,000 in any consecutive 2 month period;

     5.4 66,666 shares, @ $0.15 per share, upon NQI reaching $750,000 Gross Sales per month in a first month and reaching at least $675,000 Gross monthly sales in the month thereafter, or $1,425,000 in any consecutive 2 month period;

     5.5 650,000 shares, @ $0.15 per share, upon NQI reaching $5,000,000 Gross Sales in any consecutive period not exceeding twelve months;

5.6 650,000 shares, @ $0.15 per share, upon NQI reaching $12,500,000 Gross Sales in any consecutive period not exceeding twelve months;

5.7 300,000 shares, @ $0.15 per share, upon NQI reaching $40,000,000 Gross Sales in any consecutive twelve month period.

5.8 400,000 shares, @ $0.15 per share, upon NQI reaching $50,000,000 Gross Sales in any consecutive twelve month period.

5.9 300,000 shares @ $0.15 per share upon NQI reaching $65,000,000 Gross Sales in any consecutive twelve month period.

5.10 350,000 shares @ $0.15 per share upon NQI reaching $75,000,000 Gross Sales in any consecutive twelve month period.

5.11 383,334 shares @ $0.15 per share upon NQI reaching $100,000,000 Gross Sales in any consecutive twelve month period.

5.12 300,000 additional shares, @ $0.15 per share, for each $50,000,000 increase in NQI Gross Sales above $100,000,000 in any consecutive twelve month period for the life of the Employment Agreement.

6.    TERMINATION
      -----------

      6.1  Without Cause
           -------------

           a) All salary, shares of stock, warrants and benefits shall extend for the balance of the unexpired term and one extension term.

           b) LES will enter into a noncompete agreement with a term of no greater than one (1) year.

           c) All earned (prorated for any relevant period of time) and past due monetary compensation, shares of stock, warrants of any nature shall become immediately payable.

      6.2  For Cause
           ---------

           a) Cause shall consist of present acts which interfere with the ability of LES to conduct the business of NQI in a financially sound and business-like manner including any criminal activities by LES against NQI or IMT, but shall not include any acts by LES of any nature prior to the execution of the Letter of Intent of August 2, 1996; if the cause is of a nature that can be corrected by LES then LES shall be given 60 days notice to so correct and if corrected that cause shall be considered to have never existed;

b) LES will enter into a noncompete agreement with a term of no greater than one
(1) year as long as all compensation and benefits continue for that period as if LES were still in his prior position with NQI.

c) All earned (prorated for any relevant period of time) and past due monetary compensation, shares of stock, warrants of any nature shall become immediately payable.